FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Provides Update on Its Strategic Plan

Portfolio has been repositioned to facilitate exploration of strategic alternatives and maximize value

NEWARK, N.J., June 4, 2007 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) Chairman and Chief Executive Officer Sherry Wilzig Izak today provided an update on the Company's progress in the implementation of its plan to maximize value for shareholders.

"As previously reported, for the past several years our strategy has been to increase shareholder value by redeveloping or repositioning certain properties and selling non-core assets. Last year, the success of this strategy allowed the Board of Directors to declare an extraordinary cash distribution of $3.00 per share, which was paid to shareholders on June 29, 2006," Izak said.

"With the completion of many of our value-enhancing initiatives, which we firmly believe have made our portfolio and our overall Company more appealing to a potential buyer, we are now actively exploring strategic alternatives for the business," Izak said. The Company’s investment banker, Friedman, Billings, Ramsey & Co., Inc., has begun circulating to interested parties an offering memorandum concerning the potential sale or merger of Wilshire Enterprises.

Between May 2006 and April 2007, Wilshire sold a hotel, an apartment complex, undeveloped land, and condominium units for total net proceeds of more than $7 million. The Company also has taken a variety of steps it believes have enhanced the value of a number of its other properties. These steps include the completion of a significant phase of the upgrade of its Amboy Tower property in New Jersey and the interior renovation of The Royal Mall Plaza office and retail complex in Arizona; contracting to buy property in Sussex, New Jersey which will provide improved access to the vacant 17.32 acres zoned for multi-family units adjacent to the Company's Alpine Apartments complex, making the property more conducive to condominium development; and completion of preliminary construction plans for the conversion of its apartment complex in Tucson, Arizona to senior housing units at potentially higher rents.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Florida, Texas and New Jersey. Wilshire’s portfolio of properties includes 5 rental apartment properties with 950 units, 15 condominium units, 4 buildings with 231,000 square feet of office and retail space and slightly over 18 acres of land.

FORWARD-LOOKING STATEMENT:
The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties include the impact of market, economic and competitive conditions on the Company and others, and the difficulty of predicting the outcome of the process that the Company is pursuing with its investment banker, as well as other risks and uncertainties disclosed in the Company's 2006 Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that the exploration of strategic alternatives will result in any transactions.

Company Contact:	Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact:	Neil Berkman, Berkman Associates, 310-826-5051
FBR Contacts:	Noam Saxonhouse, Vice President, 703-469-1160
Jim O’Brien, Senior Vice President, 703-312-9625